Exhibit 3.2

EXHIBIT N

AGREED FORM

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TPG PACE HOLDINGS CORP.

TPG Pace Holdings Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.

The present name of the Corporation is “TPG Pace Holdings Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 20, 2019 (the “Original Certificate”) under the same name.

2.

This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”), which both amends and restates the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.	Pursuant to Sections 242 and 245 of the DGCL, the text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Accel Entertainment, Inc.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 4001 Kennett Pike, Suite 302, in the City of Wilmington, County of New Castle County, State of Delaware, 19807, and the name of the Corporation’s registered agent at such address is Maples Fiduciary Services (Delaware) Inc.

ARTICLE IV

CAPITALIZATION

Section 4.1

(a)    Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 281,000,000, consisting of (a) 280,000,000 shares of common stock (the “Common Stock”), including three separate series of Common Stock consisting of (i) 250,000,000 shares of Class A-1 Common Stock (the “Class A-1 Common Stock”), (ii) 10,000,000 shares of Class A-2 Common Stock (the “Class A-2 Common Stock”) and (iii) 20,000,000 shares of Class F Common Stock (the “Class F Common Stock”) and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(b)    Reclassification. Upon this Amended and Restated Certificate becoming effective pursuant to the DGCL (the “Effective Time”), and without any further action of the Corporation or any stockholder of the Corporation, each share of Class A common stock, par value $0.0001 per share, of the Corporation (the “Class A Common Stock”) issued and outstanding or held as treasury stock, in each case, immediately prior to the Effective Time shall be automatically reclassified and converted into one share of Class A-1 Common Stock. Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented shares of Class A Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Class A-1 Common Stock into which the shares formerly represented by such certificate or book-entry position have been automatically reclassified and converted pursuant to this Section 4.1(b).

Section 4.2    Preferred Stock.

(a)    Designation. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

(b)    Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority of the outstanding shares of Class A-1 Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Amended and Restated Certificate, including any Preferred Stock Designation.

Section 4.3    Common Stock.

(a)    Class A-1 Common Stock.

(i)    Voting.

(1)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Class A-1 Common Stock shall exclusively possess all voting power with respect to the Corporation.

(2)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Class A-1 Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Class A-1 Common Stock are entitled to vote.

(3)    Except as otherwise required by law or this Amended and Restated Certificate (including as set forth in any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A-1 Common Stock, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(ii)    Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock and except as otherwise set forth herein, the holders of shares of Class A-1 Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions subject to such rights of the holders of Preferred Stock.

(iii)     Liquidation, Dissolution or Winding Up of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to applicable law and to the rights, if any, of the holders of outstanding Preferred Stock in respect thereof, the holders of shares of Class A-1 Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A-1 Common Stock held by them.

(b)    Class A-2 Common Stock. The holders of the Class A-2 Common Stock shall have no voting rights, except for such rights as may be required by law. The number of authorized shares of Class A-2 Common Stock may be increased or decreased (but not below the number of shares of Class A-2 Common Stock then outstanding or reserved for issuance) by the affirmative vote or written consent of the holders of a majority of the Class A-1 Common Stock without a vote or action by holders of the Class A-2 Common Stock. Shares of Class A-2 Common Stock shall automatically be exchanged for shares of Class A-1 Common Stock without action on the part of any person, including the Corporation, upon the terms set forth in that certain Restricted Stock Agreement, dated as of November 20, 2019, by and between the Corporation and the other parties named therein. Upon such exchange such shares of Class A-2 Common Stock will be cancelled and the number of authorized shares of Class A-2 Common Stock shall be reduced by a corresponding number.

(c)    At any time when there are no longer any shares of Class A-2 Common Stock outstanding, Section 4.3(b) and this Section 4.3(c) shall be of no further force or effect.

(d)    Class F Common Stock. Following the filing of this Amended and Restated Certificate with the Secretary of State of the State of Delaware (the “Filing”) and immediately prior to the effectiveness of the Corporation’s business combination contemplated by that certain Transaction Agreement, dated as of June 13, 2019, by and between the Corporation and the other parties named therein: (i) 1,250,000 shares of Class F Common Stock plus any shares of Class F Common Stock necessary to ensure that TPG Pace II Sponsor, LLC’s ownership of shares of Class A-1 Common Stock does not exceed 10.25% of the aggregate ownership of all shares of Class A-1 Common Stock will be surrendered to the Corporation for cancellation, (ii) up to 8,000,000 shares of Class F Common Stock will be exchanged for an equal number of shares of Class A-1 Common Stock and cancelled and (iii) 2,000,000 shares of Class F Common Stock will be exchanged for an equal number of shares of Class A-2 Common Stock and cancelled, and concurrently with such exchanges and cancellations, the number of authorized shares of Class F Common Stock shall be reduced to zero.

(e)    At any time when there are no longer any shares of Class F Common Stock outstanding, Section 4.3(d) and this Section 4.3(e) shall be of no further force or effect.

Section 4.4    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1    Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2    Number, Term. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws. The Board shall be comprised of directors divided into three classes (Class 1, Class 2 and Class 3), as nearly equal in number as the then total number of directors constituting the entire Board permits. The Board shall be permitted to determine which directors it will place into the three classes. Each director shall serve a staggered three-year term, and the initial directors in Class 1 shall be appointed to hold office until the first annual meeting of stockholders occurring after the date of the Filing, the initial directors in Class 2 shall be appointed to hold office until the second annual meeting of stockholders occurring after the date of the Filing and the initial directors in Class 3 shall be appointed to hold office until the third annual meeting of stockholders occurring after the date of the Filing. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the date of the effectiveness of this Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, retirement, disqualification or removal. If the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been duly elected and qualified subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.3    Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4    Removal. Subject to Section 5.2, Section 5.5 and Section 7.4(b) hereof and except as otherwise required by this Amended and Restated Certificate, by and among the Corporation and the other parties named therein, any or all of the directors may be removed from office at any time for cause by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5    Preferred Stock Directors. Notwithstanding any other provision of this ARTICLE V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this ARTICLE V unless expressly provided by such terms.

Section 5.6    Election. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

GAMING AND REGULATORY MATTERS

Section 7.1    Definitions. For the purposes of this ARTICLE VII, the following terms shall have the meaning specified below:

(a)    ”Affiliate” (and derivatives of such term) shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act.

(b)    ”Affiliated Company” shall mean any partnership, corporation, limited liability company, trust or other entity directly or indirectly Affiliated or under common Ownership or Control with the Corporation including, without limitation, any subsidiary, holding company or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions), in each case that is registered or licensed under applicable Gaming Laws.

(c)    ”Control” (and derivatives of such term) (i) with respect to any Person, shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act, (ii) with respect to any Interest, shall mean the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest, and (iii) as applicable, the meaning ascribed to the term “control” (and derivatives of such term) under the Gaming Laws of any applicable Gaming Jurisdictions).

(d)    ”Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(e)    “Fair Market Value” means, with respect to the shares of capital stock being redeemed pursuant to this ARTICLE VII: (i) the volume weighted average closing sales price of such shares during the 10-day period immediately preceding the Redemption Date, as quoted on the New York Stock Exchange, or such other stock exchange upon which such shares of capital stock are then listed or (ii) if such shares are not listed on any stock exchange, the average closing bid quotation with respect to such shares during the 10-day period immediately preceding the Redemption Date on any quotation system then in use; or (iii) if no such quotations are available, the fair market value of such shares on the Redemption Date, as determined in good faith by the Board.

(f)    ”Gaming” or “Gaming Activities” shall mean the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems and related and associated equipment, supplies and systems.

(g)    ”Gaming Authorities” shall mean all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

(h)    ”Gaming Jurisdictions” shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including, without limitation, all Gaming Jurisdictions in which the Corporation or any of the Affiliated Companies currently conducts or may in the future conduct Gaming Activities.

(i)    ”Gaming Laws” shall mean all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the Ownership or Control of an Interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

(j)    ”Gaming Licenses” shall mean all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by any Person or the Ownership or Control by any Person of an Interest in an entity that conducts or may in the future conduct Gaming Activities.

(k)    ”Interest” shall mean the capital stock or other securities of an entity or any other interest or financial or other stake therein, including, without limitation, the Securities.

(l)    ”Own” or “Ownership” (and derivatives of such terms) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act, and (iii) as applicable, the meaning ascribed to the terms “own” or “ownership” (and derivatives of such terms) under the Gaming Laws of any applicable Gaming Jurisdictions.

(m)    ”Person” shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.

(n)    ”Redemption Date” shall mean the date set forth in the Redemption Notice by which the Unsuitable Person or an Affiliate of an Unsuitable Person is to be paid for the Securities Owned or Controlled by such Unsuitable Person or Affiliate of an Unsuitable Person that were subject to redemption by the Corporation, which redemption date shall be determined in the sole and absolute discretion of the Board but which shall in no event be fewer than 45 calendar days following the date of the Redemption Notice, unless (i) otherwise required by a Gaming Authority or pursuant to any applicable Gaming Laws, (ii) prior to the expiration of such 45-day period, the Unsuitable Person shall have sold (or otherwise fully transferred or otherwise disposed of its Ownership of) its Securities to a Person that is not an Unsuitable Person (in which case, such Redemption Notice will only apply to those Securities that have not been sold or otherwise disposed of by the selling Unsuitable Person) and, commencing as of the date of such sale, the purchaser or recipient of such Securities shall have all of the rights of a Person that is not an Unsuitable Person, or (iii) the cash or other Redemption Price necessary to effect the redemption shall have been deposited in trust for the benefit of the Unsuitable Person or its Affiliate and shall be subject to immediate withdrawal by such Unsuitable Person or its Affiliate upon (1) surrender of the certificate(s) evidencing the Securities to be redeemed accompanied by a duly executed stock power or assignment or (2) if the Securities are uncertificated, upon the delivery of a duly executed assignment or other instrument of transfer.

(o)    ”Redemption Notice” shall mean that notice of redemption delivered by the Corporation pursuant to this ARTICLE VII to an Unsuitable Person or an Affiliate of an Unsuitable Person if a Gaming Authority so requires the Corporation, or if the Board deems it necessary or advisable, to redeem such Unsuitable Person’s or Affiliate’s Securities. Each Redemption Notice shall set forth (i) that the redemption is effective as of the date of the notice, (ii) that the Corporation has either irrevocably deposited or set aside sufficient funds to pay the Redemption Price as of delivery of the Redemption Notice; (iii) that the Corporation covenants to pay the Redemption Price by the Redemption Date, (iv) the number and type of Securities to be redeemed, (v) the Redemption Price and the manner of payment therefor, (vi) if applicable, the place where any certificates for such Securities shall be surrendered for payment, and (vii) if applicable, any other requirements of surrender of the certificates, including how such certificates are to be endorsed, if at all.

(p)    ”SEC” shall mean the U.S. Securities and Exchange Commission.

(q)    ”Securities” shall mean the capital stock of the Corporation (including the Common Stock).

(r)    ”Transfer” shall mean the sale and every other method, direct or indirect, of transferring or otherwise disposing of an Interest, or the Ownership, Control or possession thereof, or fixing a lien thereupon, whether absolutely or conditionally, voluntarily or involuntarily, by or without judicial proceedings, as a conveyance, sale, payment, pledge, mortgage, lien, encumbrance, gift, security, or otherwise (including by merger or consolidation).

(s)    ”Unsuitable Person” shall mean a Person who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any Gaming Authority or for any Gaming License when such finding of suitability or Gaming License is required by Gaming Laws or Gaming Authorities, (ii) is denied or disqualified from eligibility for any Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority to be unsuitable or disqualified to Own or Control any Securities, (iv) is determined by a Gaming Authority to be unsuitable to be Affiliated, associated or involved with a Person engaged in Gaming Activities in any Gaming Jurisdiction, (v) causes any Gaming License of the Corporation or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or causes the Corporation or any Affiliated Company to be threatened by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any Gaming License (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a Gaming Authority is final and/or non-appealable), or (vi) is deemed likely, in the discretion of the Board, acting reasonably and in good faith, to (1) preclude or materially delay, impede, impair, threaten or jeopardize any Gaming License held or desired to be held by the Corporation or any Affiliated Company or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any Gaming License, or (2) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Gaming License of the Corporation or any Affiliated Company. The Board shall be required to delineate in reasonable detail its reasons for finding a Person to be an Unsuitable Person under item (vi). Notwithstanding item (vi), a Person shall not be found to be an Unsuitable Person by the Board under item (vi) for purposes of Section 7.4 (i) solely due to such Person’s ownership of gaming assets in any jurisdiction (including a jurisdiction the Corporation operates in or desires to operate in) or (ii) if there is no documented material issue between such Person and a Gaming Authority like the items described in items (i) through (v); provided, however, the Board of Directors shall be entitled, in its discretion, acting reasonably and in good faith, to remove any individual associated with a shareholder from the office of manager, officer, partner or director of the Corporation pursuant to Section 7.4(b)(iv) to the extent the Board determines that such a shareholder is actually competing with the Corporation (including through ownership of gaming assets) in a particular jurisdiction in which the Corporation currently operates. Such a determination shall be effective upon delivery of a notice of such finding to such Person. As of the date of the effectiveness of this Amended and Restated Certificate, the Corporation confirms, to its knowledge, that none of its current shareholders is an Unsuitable Person.

Section 7.2    Compliance with Gaming Laws. All Securities shall be held subject to the restrictions and requirements of all applicable Gaming Laws. All Persons Owning or Controlling Securities shall comply with all applicable Gaming Laws, including any provisions of such Gaming Laws that require such Person to file applications for Gaming Licenses with, and provide information to, the applicable Gaming Authorities. Any Transfer of Securities may be subject to the prior approval of the Gaming Authorities and/or the Corporation, and any purported Transfer thereof in violation of such requirements shall be void ab initio.

Section 7.3    Ownership Restrictions. Any Person who Owns or Controls five percent (5%) or more of any class or series of the Corporation’s Securities shall promptly notify the Corporation of such fact. In addition, any Person who Owns or Controls any shares of any class or series of the Corporation’s Securities may be required by Gaming Law to (a) provide to the Gaming Authorities in each Gaming Jurisdiction in which the Corporation or any subsidiary thereof either conducts Gaming or has a pending application for a Gaming License all information regarding such Person as may be requested or required by such Gaming Authorities and (b) respond to written or oral questions or inquiries from any such Gaming Authorities. Any Person who Owns or Controls any shares of any class or series of the Corporation’s Securities, by virtue of such Ownership or Control, consents to the performance of any personal background investigation that may be required by any Gaming Authorities. In the event any Person who Owns or Controls any of the Corporation’s Securities fails to comply with their obligations under this Section 7.3, then the Corporation may (i) redeem, in accordance with this ARTICLE VII, such number of the Corporation’s Securities which such Person Owns or Controls, but only in the amount necessary to reduce such Person’s Ownership or Control of the Corporation’s Securities to a level to cause such Person to be in compliance with, or not subject to, Gaming Law or the regulatory requirements of the Gaming Authorities (as the case may be) or (ii) prohibit the Transfer of such Person’s Securities of the Corporation until such time as such Person has complied with their obligations pursuant to this Section 7.3.

Section 7.4    Finding of Unsuitability.

(a)    The Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be redeemable by the Corporation, out of funds legally available therefor, as directed by a Gaming Authority and, if not so directed, as and to the extent deemed necessary or advisable by the Board, in which event the Corporation shall deliver a Redemption Notice to the Unsuitable Person or its Affiliate and shall redeem or purchase or cause one or more Affiliated Companies to purchase the Securities by the Redemption Date in accordance with Section 7.5 hereof. From and after delivery of the Redemption Notice, such Securities shall no longer be deemed to be outstanding, such Unsuitable Person or Affiliate of such Unsuitable Person shall cease to be a stockholder, member, partner or owner, as applicable, of the Corporation with respect to such Securities, and all rights of such Unsuitable Person or Affiliate of such Unsuitable Person in such Securities, other than the right to receive the Redemption Price, shall cease. In accordance with the requirements of the Redemption Notice, such Unsuitable Person or its Affiliate shall surrender the certificate(s), if any, representing the Securities to be so redeemed.

(b)    From and after delivery of the Redemption Notice, such Unsuitable Person and its Affiliates shall not: (i) receive any dividend, payment, distribution or interest with regard to the Securities, (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the Securities of the Corporation entitled to vote, or (iii) receive any remuneration that may be due to such Person, accruing after the date of delivery of such Redemption Notice, in any form from the Corporation for services rendered or otherwise, or (iv) be or continue as a manager, officer, partner or director of the Corporation or any Affiliated Company.

Section 7.5    Redemption.

(a)    The redemption price of the shares to be redeemed pursuant to this Section 7.5 will be equal to the Fair Market Value of such shares, or such other redemption price (if any) as may be required by the Gaming Authority making a finding of unsuitability (the “Redemption Price”);

(b)    Subject to the Corporation’s surplus requirements under Delaware law and Section 7.8 hereof, the Redemption Price will be paid, at the Corporation’s election in its sole discretion, in cash or other immediately available funds;

(c)    If less than all the shares held by the Unsuitable Persons are to be redeemed, the shares to be redeemed will be selected in a manner determined by the Board, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board;

(d)    From and after delivery of the Redemption Notice, any and all rights of whatever nature, which may be held by the Unsuitable Persons of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on capital stock of the same class or series as such shares), will cease and terminate and thenceforth the Unsuitable Person will be entitled only to receive the Redemption Price payable upon redemption; and

Section 7.6    Notices. All notices given by the Corporation pursuant to this ARTICLE VII, including Redemption Notices, shall be in writing and shall be deemed given when delivered by personal service, overnight courier, first-class mail, postage prepaid, addressed to the Person at such Person’s address as it appears on the books and records of the Corporation.

Section 7.7    Injunctive Relief. The Corporation shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this ARTICLE VII and each Person who Owns or Controls Securities shall be deemed to have consented to injunctive or other equitable relief and acknowledged, by virtue of such Ownership or Control, that the failure to comply with this ARTICLE VII will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation shall be entitled to injunctive or other equitable relief to enforce the provisions of this ARTICLE VII.

Section 7.8    Non-Exclusivity of Rights. The right of the Corporation to redeem Securities pursuant to this ARTICLE VII shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement or provision of the bylaws of the Corporation. To the extent permitted under applicable Gaming Laws, the Corporation shall have the right, exercisable in the sole discretion of the Board, to propose that the parties, immediately upon the delivery of the Redemption Notice, enter into an agreement or other arrangement, including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s Ownership or Control of all or a portion of its Securities.

Section 7.9    Further Actions. Nothing contained in this ARTICLE VII shall limit the authority of the Board to take such other action, to the extent permitted by law, as it deems necessary or advisable to protect the Corporation or the Affiliated Companies from the denial or loss or threatened denial or loss of any Gaming License of the Corporation or any of its Affiliated Companies. The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation not inconsistent with the express provisions of this ARTICLE VII for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this ARTICLE VII. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the transfer agent, if any, of the Corporation and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Securities.

Section 7.10    Authority of the Board. The Board shall have exclusive authority and power to administer this ARTICLE VII and to exercise all rights and powers specifically granted to the Board, or as may be necessary or advisable in the administration of this ARTICLE VII. All such actions which are done or made by the Board in good faith shall be final, conclusive and binding on the Corporation and all other Persons; provided, that the Board may delegate all or any portion of its duties and powers under this ARTICLE VII to a committee of the Board as it deems necessary or advisable.

Section 7.11    Severability. If any provision of this ARTICLE VII or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this ARTICLE VII.

Section 7.12    Termination and Waivers. Except as may be required by any applicable Gaming Law or Gaming Authority, the Board may waive any of the rights of the Corporation or any restrictions contained in this ARTICLE VII in any instance in which and to the extent the Board determines that a waiver would be in the best interests of the Corporation. Except as required by a Gaming Authority, nothing in this ARTICLE VII shall be deemed or construed to require the Corporation to repurchase any Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

Section 7.13    Legend. The restrictions set forth in this ARTICLE VII shall be noted conspicuously on any certificate evidencing the Securities in accordance with the requirements of the DGCL and any applicable Gaming Laws.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 8.1    Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 8.2    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 8.3    Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE IX

LIMITED LIABILITY; INDEMNIFICATION

Section 9.1    Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for any liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 9.1 by the stockholders of the Corporation or by law shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 9.2    Indemnification and Advancement of Expenses.

(a)    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 9.2(a) or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)    The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)    Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)    This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE X

INSOLVENCY; SALE, LEASE OR EXCHANGE OF ASSETS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XI

CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE XII

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate or Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and consents to the provisions of this ARTICLE XII.

ARTICLE XIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and except as set forth in ARTICLE IX, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE XIII.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate has been executed by a duly authorized officer of the Corporation as of the date set forth below.

By:	/s/ Karl Peterson
Name:	Karl Peterson
Title:	Chief Executive Officer and President
Date:	November 20, 2019